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Exhibit 23.2

Independent Auditors' Consent

        We consent to the use in this Registration Statement of Advanced Accessory Holdings Corporation on Form S-4 of our report dated March 24, 2004, relating to the financial statements and financial statement schedule of CHAAS Acquisitions LLC and subsidiaries (the "Company") as of December 31, 2003, and for the periods from January 1, 2003 through April 14, 2003 for Advanced Accessory Systems LLC and April 15, 2003 through December 31, 2003 for the Company appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the headings "Selected Consolidated Historical Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Detroit, Michigan
April 16, 2004

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Independent Auditors' Consent